LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (the "Agreement") effective as of the 22nd day of September 1998, between HOECHST MARION ROUSSEL, INC., a corporation organized under the laws of the State of Delaware with offices at Route 202-206, P.O. Box 6800, Bridgewater, NJ 08807-0800 ("HMR") and MATRIX PHARMACEUTICAL, INC., a corporation organized under the laws of the State of Delaware and having its principal office at 34700 Campus Drive, Fremont, CA 94555 ("Matrix," and together the "Parties"),


                                    RECITALS

         WHEREAS, HMR is the owner of all right, title and interest in certain patents and patent applications, identified in Appendix A hereto, and know-how relating to a compound known as MDL 101,731; and

         WHEREAS, Matrix desires to obtain certain exclusive worldwide licenses from HMR under such patents and patent applications and know-how, and HMR, is willing to grant to Matrix such licenses;

         NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS

         1.1 "Affiliate" means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

         1.2 "Compound" means the composition of matter known as MDL 101,731 whose more specific chemical name is 2'- Fluoromethylene-2'-Deoxycytidine, including any salts, hydrates, solvates, and/or stereoisomers thereof, including any salts, hydrates, solvates and/or stereoisomers of such compounds, the intellectual property rights to which are owned in whole or in part by HMR in accordance with Article 2 of this Agreement as of the Effective Date or acquires such right during the term of this Agreement.

         1.3 "Development" means preclinical, clinical, pharmaceutical, and chemical research on a Compound or Product conducted primarily with the intent, and for the purpose, of generating data for submission to a regulatory authority in the Territory in support of an application for governmental approval required for commercializing Product for any indication.

         1.4 "Effective Date" means the date as of which this Agreement is effective and shall be the date of this Agreement first written above.



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         1.5  "Enforceable  Patent" as used in this  Agreement  means an issued, unexpired Patent in a particular country within the Territory, where such Patent
contains  a  claim  or  claims  which:   (a)  have  not  been  held  invalid  or
unenforceable by a court or other legal or administrative tribunal from which no appeal is or can be taken, and (b) is or are infringed by: (i) the sale of Product, or (ii) the use of Compound or Product for any approved indication in such country for Compound or Product.

         1.6 "Field" means any and all fields in which a Product may have application, including, without limitation, the prevention, treatment and/or diagnosis of any disease or disorder.

         1.7 "FDA" means the United States Food and Drug Administration.

         1.8 "Know-How" means all technical information and know-how presently developed and owned or controlled by HMR and its Affiliates, or developed and owned or controlled by HMR and its Affiliates after the date hereof, which relates to Compound or Product in the Field and which constitutes a proprietary "trade secret" or other valid intellectual property right under U.S. or other applicable law which is substantial, secret and identifiable, including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data and any other information (whether technical or commercial) relating to Compound or Product that may be useful for the Development, regulatory approval, manufacture and commercialization of that Compound or Product.

         1.9 "Liabilities" means liabilities of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, which are caused by or allegedly caused by the manufacture, marketing, promotion, distribution, use or sale of the Product, including without limitation, any liabilities for claims of personal injury or death, and all reasonable attorneys' fees incurred in connection with the defense of any such claims.

         1.10 "MAA Approval" means Marketing Authorization Application approval by the appropriate regulatory agency(ies) for commercialization of a Compound or Product in a Major European Country.

         1.11 "Major Country" means any one of [*].

         1.12 "NDA" means a New Drug Application in accordance with the requirements of the FDA.

         1.13 "Net Sales" means gross sales of Products sold by Matrix, its Affiliates and licensees to unaffiliated third parties in the Territory, less the total of: (a) trade, cash and/or quantity discounts; (b) excise, sales and other consumption taxes and customs duties to the extent included in the invoice price; (c) freight, insurance and other transportation charges to the extent included in the invoice price; (d) amounts repaid or credited by reason of rejections and defects; (e) returns, or retroactive price reductions; and (f) compulsory payments and rebates, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or governmental regulations.

         The computation of Net Sales shall not include sales between or among a party and its Affiliates or Sublicensees, except where such Affiliates or Sublicensees are end users. For purposes of this License Agreement, sales of Product to independent distributors, wholesalers or other parties who purchase and take title to Product are considered to be sales to Third Parties. If Product is sold through intermediaries such as agents or co-promoters who do not purchase and take title to Product, royalties shall be due on Net Sales to Third Parties who purchase Product through such intermediaries.

         1.14 "Patents" means all patents and patent applications which are or become owned by or licensed to HMR, or to which HMR otherwise has, now or in the future, the right to grant licenses during the term of this Agreement, which generically or specifically claim Compound or Product, a process for manufacturing Compound or Product, an intermediate used in such process, a method to formulate or deliver Compound or Product or a use of Compound or Product. Included within the definition of Patents are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. Also included within the definition of Patents are any patents or patent applications which generically or specifically claim any improvements on Compound or Product or intermediates or manufacturing processes required or useful for production of Compound or Product which are developed by HMR, or which HMR otherwise has the right to grant licenses, now or in the future, during the term of this Agreement. The current list of patent applications and patents encompassed within Patents is set forth in Appendix A attached hereto. Appendix A shall be updated by HMR on an annual basis.

         1.15 "Product" means any bulk active ingredient or finished pharmaceutical composition containing Compound as a pharmaceutically active ingredient (either alone or in combination with one or more other pharmaceutically active ingredients), for use in the Field.

         1.16 "Sublicensee" means a Third Party (as defined below) to whom Matrix sublicenses rights to manufacture and sell (or have manufactured and sold) Product under Patents.

         1.17 "Territory" means all the countries of the world except Japan [*].

         1.18 "Third Party(ies)" means any party other than a party to this Agreement or an Affiliate of Matrix or HMR.

2.       GRANT [*]

         2.1 HMR hereby grants to Matrix an exclusive license in the Field and in the Territory, with the right to grant sublicenses, under Patents and Know-How to develop, have developed, make, have made, use and sell Compound and Product in the Territory, subject to the other terms and conditions of this Agreement. [*]

3.       PAYMENTS AND ROYALTIES

         3.1 In consideration for the exclusive license to Patents and Know-How granted to Matrix under Section 2.1 hereof, Matrix shall pay HMR within thirty
(30) days of the first time Compound or Product reaches each of the following milestones:

Effective Date                                                         [*]
[*]                                                                    [*]


[*]

[*]                                                                    [*]

[*]                                                                    [*]

[*]                                                                    [*]

[*]                                                                    [*]

[*]                                                                    [*]


Such payments shall be paid once by Matrix, even if multiple formulations or other variations of Compound or Product achieve such milestones. As used in this
Section 3.1, the term "Initiation of pivotal trials to be used for registration" means the first patient treated in a large scale, multi-center, pivotal efficacy trial. The term "Notice of NDA or MAA Approval" means the first notification from the FDA or equivalent regulatory agency, that Product is approved for marketing and commercialization (and including pricing approval, if applicable) by Matrix, its Affiliate or Sublicensee in the United States or Major European Country. In any country where pricing approval is required and product launch is permitted pending such pricing approval, payment under this Section 3.1 pursuant to Notice of NDA or MAA Approval shall be triggered upon such launch.

         3.2 Subject to Sections 8.1 and 3.4, as a consideration for the license under Patents and Know-How granted to Matrix under this Agreement, Matrix shall pay to HMR royalties in the following manner provided that, for purposes of this
Section 3.2, the Product sold is covered by an Enforceable Patent:

o   [*]
         -     The first [*] of Annual Sales :       [*] royalty on Net Sales
         -     All Annual Sales greater than [*]:    [*] royalty on Net Sales


o   [*]:                                             [*] royalty on Net Sales.

         3.3 Royalty obligations for a particular Product under Section 3.2 shall become effective in each country in the Territory at such time as an Enforceable Patent is granted in such country. In the event that any legal or administrative proceeding is initiated challenging the validity, scope or enforceability of such Enforceable Patent in any country in the Territory, which, if successful, would relieve Matrix of its royalty obligations under Section 3.2 in such country, Matrix shall continue to pay royalties. However, upon the imposition of a final judgement in any such proceeding, HMR shall promptly refund to Matrix any royalties paid during the pendency of the proceeding in the event and to the extent that such judgement invalidates the patent coverage for the Matrix Product in the relevant country(ies); however, in no event shall the amount refunded result in an effective royalty to HMR less than or equal to the minimum amounts set forth in
Section 3.4. In the event of any judgement requiring the payment by Matrix of royalties or other damages ("Infringement Damages") to any Third Party as a result of such judgement, Matrix shall be entitled to deduct such Infringement Damages from payment otherwise owing to HMR, and HMR shall reimburse to Matrix or pay the Third Party from amounts already collected from Matrix any Infringement Damages for past infringement; provided, however, subject to
Section 3.4, the royalties payable to HMR shall not [*] Net Sales during the term of this Agreement, unless such judgment includes an injunction against the further sale of Product and the Infringement Damages equal or exceed Matrix's net profit on the sale of Product in such country.

         3.4 In those countries were no Enforceable Patents have issued during the term of this Agreement, the royalty rate shall be [*] percent ([*]%) of Net Sales; provided however, if a generic version of the Product is marketed in such countries, the royalty rate in such country shall be reduced to [*] percent ([*]%) of Net Sales. In those countries were Enforceable Patents have expired or have been held invalid during the term of this Agreement, the royalty rate shall be [*] percent ([*]%) of Net Sales; provided however, if a generic version of the Product is marketed in such countries, the royalty rate in such countries shall be reduced to [*] percent ([*]%) of Net Sales.

         3.5 For the purpose of calculating payments, the currency exchange rates for converting any currency to US dollars shall be the exchange rate in the key currency cross rates table in the final edition of The Wall Street Journal (US Eastern Edition) or in the case the currency exchange rate is not published in the Wall Street Journal, the midpoint of the closing bid and the ask price of "Reuter's 2000 Information Service" historical databases, on the last business day of each calendar quarter to which such payment relates. A "business day" is a day on which banks are open for business in the country of the currency to be translated.

Account information:

                  Citibank, New York
                  Hoechst Marion Roussel, Inc.
                  ABA# 021000089
                  Account # [*]

4.       COMPULSORY LICENSES AND THIRD PARTY LICENSES

         4.1 In the event that a governmental agency in any country within the Territory grants or compels HMR to grant a license to any Third Party for Compound or Product, Matrix shall have the benefit in such country of the terms granted to such Third Party to the extent that such terms, taken as a whole, are more favorable to the Third Party than those of this Agreement, provided that such Third Party commercializes such Product in such country.

         4.2 If a governmental authority in a country in the Territory imposes a maximum royalty rate, such that lower royalty rates than would otherwise apply under this Agreement are mandated in such country, then the royalty rates provided for herein shall be reduced to equal such lower rates for sales of Product in such country for the period such lower royalty rate is required by any governmental authority and shall cease when Matrix's royalty payment obligations to HMR cease under this Agreement.

         4.3 If, during the term of this Agreement after consultation with HMR, Matrix, in Matrix's sole discretion, determines that patent(s) of a Third Party exists in the Territory covering the manufacture, use or sale of Compound or Product, and it is impractical or impossible for Matrix or its Affiliates or Sublicensees to continue the activity or activities licensed hereunder in the Field without obtaining a royalty-bearing license from such Third Party under such patent(s), then Matrix shall be entitled to enter into a license with such Third Party and deduct from any royalties payable hereunder the royalties paid to such Third Party or account of the Net Sales on which such royalties are paid. Subject to Section 3.4, the royalties payable to HMR shall not be [*] Net Sales during the term of this Agreement.

5.       DEVELOPMENT

         5.1 Matrix shall have full legal and financial responsibility for all costs that are incurred and all activities that are undertaken after the signing of this Agreement, which are related to Development, safety, and required periodic reporting to the FDA and such equivalent regulatory agency, marketing, regulatory approvals, price registrations, compliance with all applicable laws and regulations, and other activities required by or of Matrix or its Sublicensee(s) (or their respective agents or distributors) elsewhere in the Territory to obtain appropriate government approvals for, and to commercialize, Product in the Territory. Other than as expressly provided for herein Matrix shall not assume, nor shall Matrix be liable for, any costs or activities (whether scientific, financial or otherwise) relating to the Compound or Product that were incurred or undertaken prior to the signing, of this Agreement (including without limitation any costs, expenses, damages, losses, fines, penalties or the like that may be awarded or assessed after the signing of this Agreement, but which arise out of events and activities that occurred prior to the signing of this Agreement).

         5.2 Provided that the Affiliates, Sublicensees and other Third Parties agree to substantially the same terms of confidentiality in Article 10 hereof, Matrix may appoint such Affiliates, Sublicensee(s) and other Third Parties to perform any and all Development activities necessary to obtain government approvals for Product in the Territory.

         5.3 Matrix shall, in a manner consistent with the effort Matrix devotes to its own products having the same or similar potential value as Product, exercise its reasonable commercial efforts and diligence in developing and commercializing Product, and in undertaking those investigations and actions required to obtain appropriate governmental approvals to market

Product in the Territory. HMR shall use reasonable efforts to assist or provide consultation at Matrix's expense in support of the Development of Compound or Product, but in its discretion may limit its resources and assistance; provided, however, that such limitation shall not apply to the HMR's obligation to provide information and assistance as set forth in Sections 6.2, 10.1, and 10.2.

         5.4 Development of the Product shall be governed by a separate written plan attached as Appendix C ("Development Plan"), which shall be prepared by Matrix and submitted to HMR for its information. The Development Plan will describe the proposed overall program of Development for the Compound or Product, including, process development, clinical studies and regulatory plans and other elements of obtaining Regulatory Approval. The Development Plan will be updated annually by Matrix and, together with any updates thereto, be provided to HMR solely for its information.

         5.5 If Product is not launched [*] by Matrix, its Affiliates and/or Sublicensee within [*] after the date of receiving the approvals necessary to commercialize Product (including, without limitation, pricing approval in those jurisdictions wherein pricing approval is required) [*] HMR and Matrix shall review the progress of launch efforts. Matrix shall keep HMR informed on a regular basis of the status of its launch efforts after receiving the approvals necessary to commercialize Product [*] until such time that launch is achieved [*]. If other than for reasons beyond the reasonable control of Matrix, launch [*] is not achieved within [*] after the date of receiving such approvals necessary to commercialize Product in such country(ies), then the license granted by this Agreement shall terminate, but only with respect to the particular country where launch was not achieved within such [*] time frame, as the case may be, unless the Parties agree in writing to extend such time frame. If, upon receipt of any such notification HMR determines that it desires to itself or through an Affiliate commercialize such Product in a country in which Matrix foresees difficulty, then HMR shall discuss with Matrix appropriate compensation for Matrix's efforts in bringing such Product to market.

         5.6 Any inventions or discoveries or improvements which arise from Matrix's, its Affiliate's or Sublicensee's work relating to the Development and/or manufacture of the Compound and/or Product shall be owned by Matrix. HMR shall have the right of first negotiation to license any such invention, discovery or improvement.

         6.       COMPOUND & PRODUCT SUPPLY

         6.1 HMR shall deliver its entire existing supply of Product to Matrix and at least one (1) Product lot that is fully conforming with the Compound specifications as defined in the IND ("Compound Specifications") under the following conditions:

                  (a) Within sixty (60) days with respect to bulk active ingredient and within thirty (30) days with respect to finished product, of written notice by Matrix to HMR, HMR shall, at its own cost (including without limitation, duties, tariffs and the like), ship to Matrix or its designee [*] all existing quantities of Product.

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


                  (b) Title to, and risk of loss with respect to, all Product supplied by HMR to Matrix under this Section 6.1 shall pass to Matrix upon the receipt of such Product by Matrix or its designee at their point of delivery.

                  (c) HMR shall provide available existing testing information on the Product, and shall transfer the analytical methods. Prior to shipment of Product to Matrix, HMR shall test an agreed upon lot of bulk active ingredient for conformance with the Compound Specifications and provide such test data to Matrix. HMR shall test an agreed upon stability time point for the drug products which are on stability.

                  (d) Matrix agrees to inspect each shipment of Product within thirty (30) days of receipt to determine whether such shipment is in conformity with the Compound Specifications or whether there exists any defects which can be detected upon ordinary diligent examination of the shipment. If any portion of the shipment is not in conformity with the foregoing, Matrix may reject the non conforming shipment by giving notice of rejection to HMR as follows: i) in case of any defects arising out of a breach by HMR which could be detected upon ordinary diligent examination when the shipment was received, within six (6) days after the date of receipt of the shipment by Matrix; and ii) in the case of other defects (except any defect arising out of a breach by Matrix), within thirty (30) days after the date of receipt of the shipment by Matrix.

                  (e) If Matrix notifies HMR of any non-conformance of Product with the Compound Specifications therefor, the Parties shall discuss in good faith such non-conformance and if it cannot be resolved within thirty (30) days, the Parties shall have an independent reputable laboratory, reasonably acceptable to both Parties, test representative samples from such shipment, and the results of such laboratory shall be final and binding on the Parties. The Party whose determination is not upheld by the laboratory's results shall bear the costs of such testing.

                  (f) The Parties shall continue to perform the testing and verification steps on HMR's existing supply of bulk active ingredient as set forth in Sections 6.1(c)-(e) until a bulk active ingredient lot is delivered to Matrix that is fully conforming with the Compound Specifications. In the event that no such existing lot is fully conforming with Compound Specifications, HMR shall provide Matrix, at HMR's expense, with one (1) lot of twenty (20)
kilograms   of  bulk  active   ingredient   fully   conforming   with   Compound
Specifications.

         6.2 HMR shall provide information and assistance to Matrix with respect to Product as follows:

                  (a) Upon the signing of this Agreement, HMR shall deliver to Matrix any and all Know-How, documentation, data, and other information owned or controlled by HMR and its Affiliates, that Matrix may reasonably require for the manufacture of Product in the Territory, such information and technology transfer to be accomplished within three (3) months after the Agreement is signed. Such information and technology transfer shall include without limitation the specifications for Product and methods of analysis for testing Product, as currently described within the IND regulatory documentation including Chemistry/Manufacturing/Controls (CMC) information amendments and the technology transfer file, and all manufacturing records for the

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


Product generated by contract manufacturers. At the end of such three (3) month period, the parties shall discuss in good faith whether the information and technology transfer process has been satisfactorily completed. In the event that Matrix feels it has not appropriately received such information or related assistance, then the parties shall in good faith determine an alternative procedure to properly complete such transition process, and the Parties shall implement such procedure during the three (3) months immediately following such determination. Thereafter and for the remaining term of this Agreement, HMR shall be obligated to provide only such assistance to Matrix which is limited to material historical information and technology.

                  (b) HMR shall provide to Matrix or its designated Third Party assistance for the transfer of manufacturing technology, through documentation, consultation and face-to-face meetings, to enable Matrix or Third Party to proceed with development of commercial-scale manufacturing. If requested by Matrix or the Third Party, HMR shall designate appropriate personnel reasonably acceptable to Matrix, who shall visit the designated manufacturing facility, with the limitation of three (3) visits, not to exceed a total of ten (10) business days, within one (1) year after the Agreement is signed, for which Matrix shall bear all the costs of travel and other out-of-pocket expenses.

                  (c) To the extent that Matrix from time to time requires materials contained in laboratory notebooks of HMR employees (past or present) with respect to the manufacture, use in clinical trials, governmental approvals or otherwise of Compound or Product, HMR shall make either such laboratory notebooks or appropriate excerpts therefrom (excerpting unrelated information dealing with other products) available to Matrix as promptly as possible.

         6.3      HMR represents and warrants that:

                  (a) all Product supplied hereunder shall meet the Compound Specifications therefor at the time Product are delivered to Matrix or its designee;

                  (b) all Product supplied hereunder shall be manufactured, stored and shipped in accordance with GMPs and all other applicable laws and regulations;

                  (c)  none  of  the  Product   supplied   hereunder   shall  be
adulterated or misbranded as provided for under applicable laws and regulations.

         6.4 Matrix represents and warrants that all Product supplied hereunder for use in humans shall be manufactured, stored and shipped in accordance with GMPs and all other applicable laws and regulations.

         6.5 Upon the Effective Date, Matrix shall be solely responsible for handling Product complaints, and reporting Product complaints as required by the authorities in the Territory. However, HMR will cooperate to provide data in its possession which may be necessary in connection with such matters.

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


7.       REGULATORY AND LEGAL REQUIREMENTS

         7.1 Upon the Effective Date, Matrix shall be responsible for maintaining the global drug surveillance database for the Product, and shall support any other HMR licensee of the Compound or Product to the extent such licensees are willing to enter into an agreement with Matrix whereby any such licensee (a) assumes reporting obligations from the database for its own territory; and (b) agrees to provide and provides Matrix with all required information from its own territory to add to the database. Matrix shall be responsible for adverse event reporting only in its own Territory.

         7.2 Matrix agrees throughout the duration of this Agreement to maintain records and otherwise establish procedures to assure compliance with all regulatory, professional, or other legal requirements which apply to the Development, manufacturing, promotion and marketing of Compound or Product.

8.       TERM AND TERMINATION

         8.1 Matrix's royalty obligations for a particular Product under Section
3.2 in each  country  of the  Territory  shall  be [*] upon  the  expiration  or invalidation of the last remaining Enforceable Patent in such country. Expiration of this Agreement or Matrix's royalty or payment obligations with respect to a particular Product under this Article 8 shall not preclude Matrix from continuing to market any Product and to use Know-How anywhere in the Territory without further royalty or other payments.

         8.2 [RESERVED]

         8.3 Unless  otherwise  terminated,  this Agreement shall expire fifteen
(15) years from the date of first marketing in the last country in the Territory in which a Product is marketed by Matrix.

         8.4 In the event the Development of Compound or Product is terminated altogether by Matrix for reasons of toxicology, safety, efficacy, product stability or the like deemed unacceptable by the FDA or its equivalent non-U.S. regulatory agency to commercialize Product, then this Agreement shall terminate in its entirety and the license granted hereunder shall revert back to HMR. HMR shall retain all upfront license fees and milestone payments it had received up to the date of termination if, and only if, termination was not due to any misrepresentations, omissions (of information owned or controlled by HMR or its Affiliates as of the date hereof) or falsifications with respect to such Know-How, information or data or fraud by HMR or its Affiliates, in which case HMR shall repay in full to Matrix within ninety (90) days of such termination, the upfront license fee and milestone payments HMR had received from Matrix up to the date of such termination.

         8.5 If either party materially fails or neglects to perform its obligations set forth in this Agreement and if such default is not corrected within sixty (60) days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this Agreement by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

         8.6 Matrix may terminate this Agreement in its entirety or with respect to any country in the Territory by giving HMR at least thirty (30) days written notice thereof based on a reasonable determination, using the same standards Matrix would use in assessing whether or not to continue Development and marketing of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of Compound or Product does not justify continued Development or marketing of Compound or Product. Termination of this Agreement with respect to any country in the Territory under this provision shall terminate all licenses granted to Matrix in such country under
Article 2 with full reversion to HMR of all HMR's interest and rights in Patents and Know-How in such country.

         8.7 Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make a general assignment for the benefit of creditors.

         8.8 All rights and licenses granted under or pursuant to this Agreement by HMR to Matrix are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The Parties agree that Matrix, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Matrix of its preexisting obligations under this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against HMR under the U.S. Bankruptcy Code, Matrix shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Matrix (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Matrix, unless HMR elects to continue to perform all of its obligations under this Agreement, or
(ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of HMR upon written request therefor by Matrix, provided, however, that upon HMR's (or its successor's) written notification to Matrix that it is again willing and able to perform all of its obligations under this Agreement, Matrix shall promptly return all such tangible materials to HMR, but only to the extent that Matrix does not require continued access to such materials to enable Matrix to perform its obligations under this Agreement.

9.       RIGHTS AND DUTIES UPON TERMINATION

         9.1 Upon termination of this Agreement, HMR shall (except as otherwise provided herein) have the right to retain any sums already paid by Matrix hereunder, and Matrix shall pay all sums accrued hereunder which are then due.

         9.2 Termination of this Agreement shall terminate all future obligations and rights between the Parties arising from this Agreement, including but not limited to the payment obligations outlined in Article 3, except those described in Sections 8.1, 8.3, 9.1, 9.2, 9.4, 10.3, 10.4, 10.5,
10.6, 10.7, 10.8, for data or other information generated or provided by either Party during the term of the Agreement, and the rights and obligations of the Parties pursuant to Sections 10.9, 12.1, 12.3, 12.4 and Articles 11, 13, 14, 15, 18, 19, 20, 21, 22, and 23 and except existing rights against the other Party for a breach by that Party.

         9.3 Termination of this Agreement under Section 8.5 for a default by HMR shall terminate Matrix's obligation to make any remaining payments required by Article 3 for the period effective as of the date HMR received written notice from Matrix with respect to such default if after the elapse of sixty (60) days from receipt of such notice such default is not corrected. Termination of this Agreement with respect to all countries of the Territory under Section 8.6 shall terminate Matrix's obligation to make any remaining payments required by Article 3 for periods after the effective date of termination.

         9.4 All rights to terminate, and rights upon termination provided for either Party in this Agreement are in addition to other remedies in law or equity which may be available to either Party.

         9.5 Upon early partial or entire termination of this license Agreement pursuant to Sections 8.4, 8.5 (as to Matrix defaults), or 8.6, HMR shall receive an exclusive (even as to Matrix, but subject to any Third Party's then-existing rights) right and license, with the right to grant sublicense, to all data, know how, results and other information related to the Compound or Product and generated by Matrix, its Affiliates and Sublicensees, to import, use, sell, offer for sale, and have sold Product in the countries of the Territory where the Agreement was terminated. Any IND or other regulatory filing effected prior to termination (for each country in which such termination is effective) shall be assigned by Matrix to HMR (or its designees). Matrix shall provide to HMR within one (1) month of HMR's request, copies of all regulatory correspondence, including, but not limited to, IND Information Amendments, IND Reports, IND Safety Reports, NDA Submission, NDA Post-marketing Reports, and reports of written/phone contacts to/from regulatory agencies, as well as the safety database (as applicable). In addition, Matrix shall provide reasonable assistance to HMR, at Matrix's expense if such termination is pursuant to Sections 8.5 or 8.6, otherwise at HMR's expense, for the transfer of such data, know how, results and other information related to the Compound or Product and generated by Matrix, its Affiliates, and Sublicensees prior to such termination, such transfer to be completed by Matrix within one (1) month of such termination.

10.      EXCHANGE OF INFORMATION AND CONFIDENTIALITY

         10.1 Upon the signing of this Agreement, HMR shall deliver to Matrix all available Know-How through documentation, consultation, and face-to-face meetings, which is owned or controlled by it and its Affiliates, and which may be reasonably expected to assist Matrix in developing, registering, and manufacturing Compound and Product in the Territory ("HMR Information"). After the execution of this Agreement, there shall be a three (3) months transition during which HMR shall provide, reasonable resources, expertise, Know-How and documents to effectively transfer the Development activity to Matrix with the limitations as described in this Agreement. At the end of such three (3) month period, the parties shall discuss in good faith whether the information and technology transfer process has been satisfactorily completed. In the event that Matrix feels it has not appropriately received such information or related assistance, then the parties shall in good faith determine an alternative procedure to properly complete such transition process, and the Parties shall implement such procedure during the three (3) months immediately following such determination. Thereafter and for the remaining term of this Agreement, HMR shall be obligated to provide only such assistance to Matrix which is limited to material historical information and technology.

         10.2 Within ten (10) days after the date of the receipt of written notification, HMR shall transfer the U.S. IND, including without limitation, the drug master file ("DMF"), for Compound or Product to Matrix. Until such transfer is made, Matrix shall have the right to make reference to such Compound or Product owned or controlled by HMR or its Affiliate.

         10.3 HMR may not, during the term of this Agreement and for a period of [*] after the date of termination of this Agreement, disclose or reveal to Third Parties any confidential information received from Matrix or otherwise developed by Matrix in the performance of activities in furtherance of this Agreement which relates substantially to a Compound or Product that Matrix has in Development or is commercializing, except in the event that rights granted under this Agreement shall revert to HMR pursuant to Section 9.5 and solely for the purpose of finding a licensee to such reverted rights. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or came or comes into the possession of HMR independently of this Agreement (unless otherwise disclosed confidentially at any time by Matrix to HMR), or is disclosed to HMR by a Third Party having the right to do so, or is subsequently and independently developed by employees of HMR or Affiliates thereof who had no knowledge of the confidential information disclosed. The Parties shall take reasonable measures to ensure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

         10.4 Matrix may not, upon the termination of this Agreement and for a period of [*] after the date of termination of this Agreement, disclose or reveal to Third Parties any confidential information received from HMR or otherwise developed by HMR in the performance of activities in furtherance of this Agreement which relates to a Compound or Product that HMR has in Development or is commercializing. Matrix shall bind any Sublicensee to the same terms of confidentiality relating to the Compound or Product. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or came or comes into the possession of Matrix independently of this Agreement (unless otherwise disclosed confidentially at any time by HMR to Matrix), or is disclosed to Matrix by a Third Party having the right to do so, or is subsequently and independently developed by employees of Matrix or Affiliates thereof who had no knowledge of the confidential information disclosed. The Parties shall take reasonable measures to ensure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

         10.5 Nothing herein shall be construed as preventing either party from disclosing any information received from the other party to an Affiliate or Sublicensee of the receiving party, provided such Affiliate or Sublicensee has undertaken a similar obligation of confidentiality with respect to the confidential information.

         10.6 Nothing herein shall be construed as preventing Matrix or HMR from disclosing information received from the disclosing Party for the purposes of investigating, developing, manufacturing, or marketing Compound or Product or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or as is required to be disclosed to a governmental agency or as is necessary to file or prosecute patent applications concerning Compound or Product or to carry out any litigation concerning Compound or Product.

         10.7 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

         10.8 No public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement or disclosure, provided that such approval shall not be unreasonably withheld.

         The party desiring to make any such public announcement or other disclosure shall use reasonable efforts to inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall use reasonable efforts to provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure.

         10.9 HMR shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated or provided by either party in the course of, or otherwise as a result of Development or otherwise related to Compound or Product, without first obtaining the prior written consent of Matrix. The contribution of each party shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate.

         10.10 Nothing in this Agreement shall be construed as preventing or in any way inhibiting either party from complying with statutory and regulatory requirements governing the manufacture, use and sale or other distribution of Compound or Product in the Territory in any manner it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from each other or Third Parties.

11.      INVENTIONS, PATENTS AND PATENT PROSECUTION

         11.1 HMR shall provide Matrix with a copy of the complete texts of all Patents filed by HMR prior to the Effective Date which relate to Compound or Product as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Patent anywhere in the Territory. Matrix shall have the right to review all such Patents and all proceedings related thereto and make recommendations to HMR concerning material aspects of their conduct. HMR agrees to copy Matrix on all aspects of the prosecution or other proceedings of such Patents including by providing Matrix with copies of substantive communications, search reports and third party observations submitted to or received from patent offices within the Territory. Matrix shall provide such patent consultation to HMR related to such Patents at no cost to HMR. Matrix shall have the right to assume responsibility for any such Patent or any part of any such Patent which HMR intends to abandon or otherwise cause or allow to be forfeited provided that the claims of such Patent covers Compound or Product.

12.      PATENT LITIGATION

         12.1 In the event of the institution of any suit by a Third Party against HMR, Matrix and/or its Sublicensee for patent infringement involving the manufacture, use, sale, distribution or marketing of Compound or Product anywhere in the Territory, the party sued shall promptly notify the other party in writing. Matrix shall have the right but not the obligation to defend such suit at its own expense. HMR and Matrix shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

         12.2 In the event that HMR or Matrix becomes aware of actual or threatened infringement of a Patent related to Compound or Product, anywhere in the Territory, or any alleged patent invalidity or non-infringement of patent or patents pursuant to a paragraph IV patent certification by a party filing an Abbreviated New Drug Application ("ANDA"), that party shall promptly notify the other party in writing, but in any event no later than ten (10) business days after receipt of notice of such action. HMR shall have the first right but not the obligation to bring, at its own expense, an infringement action or file any other appropriate action or claim directly, related to infringement of a Patent owned in whole or in part by HMR, wherein such infringement relates to Compound or Product, against any Third Party and to use Matrix's name in connection therewith. If HMR does not commence a particular infringement action within ninety (90) days after it received such written notice, Matrix, after notifying HMR in writing, shall be entitled to bring such infringement action or any other appropriate action or claim at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof. In any event, HMR and Matrix shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

         12.3 HMR and Matrix shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall be shared between Matrix and HMR, with each party receiving an amount proportional to the amount spent by such party on such litigation or settlement thereof relative to the total amount spent by both Parties on such litigation or settlement thereof.

         12.4 The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Compound or Product.

         12.5 HMR shall authorize Matrix to act as HMR's agent for the purpose of making any application for any extensions of the term of Patents or application for Supplementary Protection Certificate or any other application for equivalent right of which HMR is entitled to act as such an agent in any country of the Territory in which such extensions are or become available, and shall provide reasonable assistance therefor to Matrix, at HMR's expense.

         12.6 Each party shall provide prompt notice to the other of any inquiries as to any Patent which have claims to manufacturing processes, which inquiries are provided pursuant to 35 USC ss. 271(g), and shall cooperate with respect to responses thereto.

         12.7 Each party shall provide (i) notice of patents relevant to a US NDA, prior to the time the NDA is filed, and (ii) immediate notice of the issuance of any other patents relevant to a US NDA and the parties shall jointly decide within thirty (30) days of the patent issue date, if the patent is to be listed pursuant to any Drug Approval Application (particularly in Canada) and any pending or approved Health Registration or NDA in the United States for Product.

13.      TRADEMARKS AND TRADE NAMES

         13.1 Matrix, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks and trade names which it employs in connection with any Product. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to HMR to use such trademarks and trade names or any other trademarks and trade names owned by Matrix for any purpose. Matrix shall own such trade names and trademarks and shall retain such ownership upon termination of this Agreement.

         13.2 Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to either party, to use the name of the other party or any entity affiliated therewith for any purpose whatsoever except as may otherwise be expressly provided for in this Agreement.

         13.3 If rights granted to Matrix under this Agreement in a country shall revert to HMR pursuant to Sections 8.4 and 8.6 above, HMR shall have the option to obtain a royalty free license to any Matrix trademark relating to the Product in such country.

14.      STATEMENTS AND REMITTANCES

         14.1 Matrix shall keep and require its Affiliates and Sublicensees to keep complete and accurate records of all sales of Product under the licenses granted herein. HMR shall have the right, at HMR's expense, through a certified public accountant or like person reasonably acceptable to Matrix, to examine such records during regular business hours during the life of this Agreement and for six (6) months after the later of its termination or the last sale of Product by Matrix subject to the royalty obligations outlined in Section 3.2; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to HMR only as to the accuracy of the royalty statements and payments. However, if the accountant's report results in finding an error which resulted in an under or overpayment of royalties on Net Sales more than [*] then the expense of the examination shall be borne by Matrix (provided HMR shall first refund to Matrix any overpayment reflected by such audit). The new Net Sales calculations shall apply.

         14.2 Within sixty (60) days after the close of each calendar quarter, Matrix shall deliver to HMR a true accounting of all Product sold by Matrix and its Sublicensees during such quarter and shall at the same time pay all royalties due. Such accounting shall show gross sales and Net Sales on a country-by-country and Product-by-Product basis.

         14.3 Any tax paid or required to be withheld by Matrix on account of royalties payable to HMR under this Agreement shall be deducted from the amount of royalties otherwise due. Matrix shall secure and send to HMR written proof of any such taxes withheld and paid by Matrix or its Sublicensees for the benefit of HMR in a form sufficient to satisfy the United States Internal Revenue Service.

         14.4 All  payments  due under this  Agreement  shall be payable in U.S.
dollars. In each country where the local currency is blocked or cannot be removed from such country, Matrix will pay the royalty owed on sales in that country in U.S. dollars to HMR at the exchange rate set forth in Section 3.5.

15.      WARRANTIES, REPRESENTATIONS, INSURANCE, AND INDEMNIFICATIONS

         15.1 As of the Effective Date, HMR warrants that, to the best of its belief and knowledge, it owns the entire right and title to the extent of its ownership interest in Patents and Know-How, has the right to grant the license outlined in Article 2 with respect to Patents and Know-How, and has the right to enter into this Agreement.

         15.2 HMR warrants that, as of the Effective Date, it has disclosed to Matrix the complete texts of all Patents as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Patent anywhere in the Territory. Nothing in this Agreement shall be construed as a warranty that Patents are valid or enforceable or that their exercise does not infringe any valid patent rights of Third Parties. HMR hereby represents that it has no present knowledge from which it can be inferred that Patents are invalid or that their exercise would infringe valid patent rights of Third Parties. A holding of invalidity or unenforceability of any Patent, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder.

         15.3 HMR acknowledges that, in entering into this Agreement, Matrix has relied or will rely upon information supplied by HMR, information to be supplied by HMR, and information which HMR has caused or will cause to be supplied to Matrix by HMR's agents and/or representatives, pursuant to Articles 6 and 10 of this Agreement and HMR warrants and represents that, to the best of its belief and knowledge, all such information is and will be timely and accurate in all material respects. HMR further warrants and represents that it has not, up through and including the Effective Date, omitted to furnish Matrix with any information requested by Matrix concerning the Compound or Product or the transactions contemplated by this Agreement, which would be material to Matrix's decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

         15.4 HMR warrants and represents that it has no present knowledge of the existence of any pre-clinical or clinical data or information concerning the Compound or Product which suggests that there may exist toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of the Compound or Product, other than as has already been disclosed to Matrix.

         15.5 Subject to Section 15.8, Matrix shall indemnify and hold harmless HMR, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, brought by or on behalf of an injured party; loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured party due to such physical injury or death and rising out of the administration, utilization and/or ingestion of Compound or Product manufactured, sold or otherwise provided to the injured party by Matrix (or its permitted Sublicensee or other third parties such as contract manufacturers), except to the extent such damages, claims, costs, losses, liabilities or expenses are directly and proximately caused by HMR's negligent or wrongful actions and provided:

                  (a) Matrix shall not be obligated under this Section if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of HMR;

                  (b) Matrix shall have no obligation under this Section unless HMR (i) gives Matrix prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement, (ii) Matrix is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) HMR cooperates fully with Matrix and its agents in defense of the claims or lawsuit or other action; and

                  (c) HMR shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice, provided, however, that Matrix shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which HMR seeks indemnification under this Section.

         15.6 Subject to Section 15.8, HMR shall defend, indemnify and hold harmless Matrix and its officers, directors, shareholders, employees, successors and assigns from and against any and all damages, claims, costs, losses, liabilities or expenses (including reasonable attorneys' fees) arising out of, or resulting from or in connection with HMR's activities under this Agreement including, but not limited to HMR's activities related to Development, HMR's transfer of Know-How to Matrix, and any breach of a representation or warranty made to Matrix by HMR under this Agreement, except such damages, claims, costs, losses, liabilities or expenses which are directly and proximately caused by Matrix's negligent or wrongful actions, provided Matrix shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice, provided, however, that HMR shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which Matrix seeks indemnification under this Section. HMR shall have no obligation under this Section unless Matrix (i) gives HMR prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement, and (ii) Matrix cooperates fully with HMR and its agents in defense of the claims or lawsuit or other action.

         15.7 Subject to Section 15.8, Matrix shall defend, indemnify and hold harmless HMR and its officers, directors, shareholders, employees, successors and assigns from and against any and all damages, claims, costs, losses liabilities or expenses (including reasonable attorneys' fees) arising out of, or resulting from or in connection with Matrix's activities under this Agreement, including, but not limited to Matrix's activities related to Development, or any breach of a representation or warranty made to HMR by Matrix under this Agreement, except such damages, claims, costs, losses, liabilities or expenses which are directly and proximately caused by HMR's negligent or wrongful actions, provided HMR shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice, provided, however, that Matrix shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which HMR seeks indemnification under this Section. Matrix shall have no obligation under this Section unless HMR (i) gives Matrix prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement, and (ii) HMR cooperates fully with Matrix and its agents in defense of the claims or lawsuit or other action.

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         15.8 As between Matrix and HMR, Matrix shall be solely  responsible for any Liabilities ("Matrix Liabilities") on or after the Effective Date during the term of this Agreement caused in a country where Matrix held the rights granted in this Agreement at the time the Matrix Liabilities were caused; provided however, in the event that the rights granted in this Agreement shall revert to HMR in any country for any reason, HMR shall be solely responsible for any Liabilities ("HMR Liabilities") caused in any such country where HMR held such reverted rights at the time the HMR Liabilities were caused. These obligations shall survive the termination of this Agreement.

         15.9 During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, each party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities. Such product liability insurance shall insure against all liability, including product liability, personal liability, physical injury or property damage. Each party shall provide written proof of the existence of such insurance to the other party upon request therefor.

16.      FORCE MAJEURE

         16.1 If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

17.      GOVERNING LAW

         17.1 This Agreement shall be construed and governed in accordance with the law of the State of Delaware and the United States of America, without giving effect to conflict of law provisions.

18.      DISPUTE RESOLUTION

         18.1 Any dispute, controversy or claim (except as to any issue relating to intellectual property owned in whole or in part by HMR) arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified by this
Section 18.1. The number of arbitrators shall be three (3). The arbitration decision shall be binding and not be appealable to any court in any jurisdiction. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. The prevailing party may enter such decision in any court having

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competent  jurisdiction.  The arbitration  proceeding  shall be conducted in the
English language in New York, New York unless the Parties agree in writing to conduct the arbitration in another location.

19.      SEPARABILITY

         19.1 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

         19.2 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

         19.3 In the event that the terms and  conditions of this  Agreement are materially altered as a result of Sections 19.1 or 19.2, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

20.      ENTIRE AGREEMENT

         20.1 This Agreement, entered into as of the Effective Date, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

21.      NOTICES

         21.1 Any notice required or permitted under this Agreement shall be sent by certified mail or overnight courier service, postage pre-paid to the following addresses of the Parties:

         If to HMR:             Hoechst Marion Roussel
                                Route 202-206
                                P.O. Box 6800
                                Bridgewater, NJ 08807-0800
                                Attention: General Counsel
                                Telephone: (908) 231 3537
                                Facsimile: (908) 231 2243

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         With copies to:        Hoechst Marion Roussel
                                Route 202-206
                                P.O. Box 6800
                                Bridgewater, NJ 08807-0800
                                Attention: Vice President, Licensing & Alliances
                                Telephone: (908) 231 3509
                                Facsimile: (908) 231-3730

         If to Matrix:          Matrix Pharmaceutical, Inc.
                                34700 Campus Drive
                                Fremont, CA 94555
                                Attention: Harry D. Pedersen, Vice President
                                Telephone:(510) 742-9900
                                Facsimile:(510) 510-8510

         With copies to:        Brobeck Phleger & Harrison LLP
                                Two Embarcadero Place
                                2200 Geng Road
                                Palo Alto, CA 94303-1913
                                Attention: J. Stephan Dolezalek, Esq.
                                Telephone:(650) 496-2842
                                Facsimile:(650) 496-2736

         21.2 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

22.      ASSIGNMENT

         22.1 This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other provided, however, that either party may assign this Agreement or any Patent owned by it to any Affiliate or to any corporation with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party.

23.      EXECUTION IN COUNTERPARTS

         23.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         23.2  IN  WITNESS  WHEREOF,  the  Parties,   through  their  authorized
officers, have executed this Agreement as of the date first written above.



HOECHST MARION ROUSSEL INC.                MATRIX PHARMACEUTICAL, INC.

By: ________________________________       By:  ________________________________

Name: ______________________________       Name: _______________________________

Title: _____________________________       Title: ______________________________

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                               APPENDIX A-PATENTS


                                       [*]

                                   APPENDIX B


                                       [*]

                           APPENDIX C DEVELOPMENT PLAN